Fixed Overview Report: CSMC 07-4 Prelim Grp 2

Summary of Loans in Statistical Calculation Pool (As of 5/9/2007 )			Range

Total Number of Loans		816

Total Outstanding Balance		$397,785,183
Average Loan Balance		$603,536	$ 398,642 to $ 1,680,000
WA Mortgage Rate		6.384%	5.750 % to 7.500%
WA Original Term (months)		360	360 to	360
WA Remaining Term (months)		355	313 to	360
WA Age (months)		5	0 to	47
WA LTV		68.89%	6.96 % to 100.00%
WA CLTV		72.19%	6.96 % to 100.00%
WA FICO		750	650 to	823
Balloon		1.50%
California North		28.88%
California South	(ZIP : 90000 - 93600)	30.80%
Size (% of pool)	Jumbo/Super-Jumbo	100.00%
	Conforming (Size=C)	0.00%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States		Top 10 Prop	Doc Types	Purpose Codes	Occ Codes	IO Loans
CA	59.68%	SFR 71.35%	FL 40.29%	RT 37.67%	P 95.43%	0	59.90%
FL	5.39%	PUD 19.11%	SS 11.46%	P 32.98%	I 2.48%	120	38.03%
AZ	3.75%	CO 5.69%	RE 48.25%	CO 29.35%	S 2.09%	180	1.73%
NY	3.33%	2-4F 3.71%				60	0.34%
GA	2.75%	CP 0.14%
MD	2.53%
CO	2.41%
WA	1.97%
TX	1.80%
NV	1.55%

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

All	492,485,367.44	816	100.00	603,535.99	5.75	7.50	6.33	6.08	353	7	751	69
orig_balance 400000.01 =< ... < 500000.01	127,023,741.35	278	25.79	456,919.93	5.75	7.50	6.29	6.04	351	9	747	71
500000.01 =< ... < 600000.01	138,138,568.28	253	28.05	546,002.25	5.75	7.00	6.35	6.10	353	7	752	71
600000.01 =< ... < 700000.01	86,413,774.29	135	17.55	640,102.03	5.75	7.13	6.33	6.08	353	7	755	70
700000.01 =< ... < 800000.01	26,767,134.03	36	5.44	743,531.50	5.88	7.13	6.38	6.12	354	6	746	68
800000.01 =< ... < 900000.01	31,679,728.37	37	6.43	856,208.87	5.88	6.88	6.40	6.14	356	4	755	68
900000.01 =< ... < 1000000.01	30,129,330.39	31	6.12	971,913.88	5.88	7.00	6.42	6.17	355	5	743	65
1000000 =< ... < 1250000	34,142,476.36	33	6.93	1,034,620.50	5.88	6.75	6.25	6.00	351	9	761	58
>= 1250000.01	18,190,614.37	13	3.69	1,399,278.03	5.88	6.88	6.35	6.10	354	6	745	64
Sched_Balance 300000.01 =< ... < 400000.01	398,642.33	1	0.08	398,642.33	6.13	6.13	6.13	5.92	324	36	732	62
400000.01 =< ... < 500000.01	130,109,288.12	284	26.42	458,131.30	5.75	7.50	6.28	6.03	350	10	747	71
500000.01 =< ... < 600000.01	138,820,590.06	253	28.19	548,697.98	5.75	7.00	6.35	6.10	353	7	751	71
600000.01 =< ... < 700000.01	83,629,278.19	130	16.98	643,302.14	5.88	7.13	6.33	6.08	354	6	757	71
700000.01 =< ... < 800000.01	25,385,419.25	34	5.15	746,629.98	5.88	7.13	6.40	6.15	356	4	746	68
800000.01 =< ... < 900000.01	32,522,986.66	38	6.60	855,868.07	5.88	6.88	6.38	6.13	355	5	754	69
900000.01 =< ... < 999999.99	38,154,911.33	39	7.75	978,331.06	5.88	7.00	6.36	6.11	354	6	747	63
1000000 =< ... < 1250000	26,516,200.49	25	5.38	1,060,648.02	5.88	6.75	6.27	6.03	352	8	760	57
>= 1250000.01	16,948,051.01	12	3.44	1,412,337.58	5.88	6.88	6.38	6.13	356	4	745	65
state TOP 10 CA	322,281,202.28	546	65.44	590,258.61	5.75	7.13	6.25	6.00	351	9	757	68
Other	62,711,682.10	101	12.73	620,907.74	6.25	7.13	6.47	6.22	356	4	742	70
FL	21,866,506.67	36	4.44	607,402.96	6.25	7.50	6.46	6.20	357	3	738	65
AZ	15,201,265.05	24	3.09	633,386.04	6.25	6.88	6.41	6.16	357	3	756	68
NY	14,435,676.54	22	2.93	656,167.12	6.38	7.00	6.58	6.33	357	3	730	74
MD	11,298,875.44	16	2.29	706,179.72	6.25	7.13	6.55	6.30	355	5	736	75
GA	10,928,621.14	18	2.22	607,145.62	6.25	6.75	6.43	6.18	357	3	733	75
CO	9,999,335.05	16	2.03	624,958.44	6.25	7.00	6.49	6.24	357	3	736	74
WA	8,113,535.97	13	1.65	624,118.15	6.25	6.88	6.46	6.21	356	4	754	70
NJ	8,107,385.61	12	1.65	675,615.47	6.25	7.13	6.67	6.42	357	3	726	66
TX	7,541,281.59	12	1.53	628,440.13	6.25	6.88	6.49	6.24	357	3	738	70
Orig_LTV 0 =< ... < 50.01	42,466,441.19	63	8.62	674,070.50	5.75	7.13	6.26	6.01	354	6	760	40
50.01 =< ... < 60.01	63,055,701.52	94	12.80	670,805.34	5.88	6.88	6.28	6.03	352	8	750	56
60.01 =< ... < 70.01	124,124,283.03	196	25.20	633,287.16	5.75	7.13	6.35	6.10	353	7	752	66
70.01 =< ... < 80.01	256,364,855.96	450	52.06	569,699.68	5.75	7.13	6.34	6.09	353	7	749	78
80.01 =< ... < 90.01	5,554,368.89	11	1.13	504,942.63	6.38	7.50	6.69	6.40	357	3	726	89
90.01 =< ... < 100.01	919,716.85	2	0.19	459,858.43	6.75	6.88	6.81	6.56	358	2	706	97
Curr_Rate	69,194,846.16	124	14.05	558,022.95	5.75	5.99	5.87	5.63	337	23	759	70
5.75 =< ... < 6
6 =< ... < 6.25	82,347,664.19	138	16.72	596,722.20	6.00	6.13	6.09	5.84	352	8	756	66
6.25 =< ... < 6.5	163,465,541.14	259	33.19	631,141.09	6.25	6.40	6.33	6.08	357	3	753	67
6.5 =< ... < 6.75	122,030,314.09	205	24.78	595,269.82	6.50	6.63	6.54	6.29	356	4	746	71
6.75 =< ... < 7	44,678,470.80	72	9.07	620,534.32	6.75	6.88	6.79	6.54	357	3	739	74
7 =< ... < 7.25	10,296,031.06	17	2.09	605,648.89	7.00	7.13	7.04	6.79	355	5	730	71
7.5 =< ... < 7.75	472,500.00	1	0.10	472,500.00	7.50	7.50	7.50	6.94	358	2	708	90

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

Property_Type 2-4 Family	15,575,821.28	21	3.16	741,705.78	5.88	6.75	6.46	6.21	356	4	730	71
Co-op	848,633.26	2	0.17	424,316.63	6.38	6.88	6.64	6.38	347	13	710	66
Condo	29,247,712.14	54	5.94	541,624.30	5.75	7.00	6.31	6.06	351	9	755	72
PUD	92,985,846.17	150	18.88	619,905.64	5.75	7.50	6.34	6.08	353	7	751	69
Single Family Residence	353,827,354.59	589	71.85	600,725.56	5.75	7.13	6.33	6.08	353	7	752	69
Purpose Purchase	167,116,763.02	275	33.93	607,697.32	5.75	7.13	6.32	6.07	353	7	759	74
Refinance - Cashout	149,098,934.62	249	30.27	598,790.90	5.75	7.50	6.32	6.08	352	8	744	64
Refinance - Rate Term	176,269,669.80	292	35.79	603,663.25	5.75	7.13	6.36	6.11	354	6	749	68
Occupancy Investment	11,410,894.09	17	2.32	671,229.06	5.88	7.00	6.55	6.30	355	5	753	67
Primary	471,301,698.48	781	95.70	603,459.28	5.75	7.50	6.33	6.08	353	7	751	69
Secondary	9,772,774.87	18	1.98	542,931.94	5.88	7.00	6.41	6.16	352	8	735	73
Orig_Term	492,485,367.44	816	100.00	603,535.99	5.75	7.50	6.33	6.08	353	7	751	69
360 =< ... < 372
Doc_Type Full	207,629,620.36	344	42.16	603,574.48	5.75	7.00	6.26	6.01	351	9	751	70
Reduced (partial)	221,657,195.13	364	45.01	608,948.34	5.88	7.13	6.40	6.15	355	5	750	68
Stated / Stated	63,198,551.95	108	12.83	585,171.78	5.75	7.50	6.33	6.08	351	9	751	71
Fico	59,960,879.84	102	12.18	587,851.76	5.75	7.13	6.38	6.13	352	8	686	69
650 =< ... < 700
700 =< ... < 750	160,580,659.92	268	32.61	599,181.57	5.75	7.50	6.39	6.14	354	6	726	70
750 =< ... < 800	238,903,614.61	388	48.51	615,730.97	5.75	7.13	6.30	6.05	353	7	776	69
800 =< ... < 850	33,040,213.07	58	6.71	569,658.85	5.88	6.75	6.23	5.98	351	9	807	64
interest_only_period	311,374,386.81	532	63.23	585,290.20	5.75	7.50	6.28	6.03	351	9	751	69
0
120	171,974,952.03	269	34.92	639,312.09	5.88	7.13	6.42	6.17	357	3	752	69
180	7,536,192.16	13	1.53	579,707.09	5.88	6.75	6.47	6.22	356	4	754	74
60	1,599,836.44	2	0.32	799,918.22	6.00	6.63	6.39	6.16	344	16	696	72